Exhibit 5
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497

June 22, 2006
Brady Corporation
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
Ladies and Gentlemen:
     We have acted as counsel for Brady Corporation, a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3, as amended (Registration No. 333-128023) (the “Registration Statement”), including the prospectus constituting a part thereof, dated November 10, 2005, and the supplement to the prospectus, dated June 22, 2006 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of 4,000,000 shares of the Company’s Class A Nonvoting Common Stock, par value $0.01 per share (the “Common Stock”), together with up to 600,000 additional shares of Common Stock to cover over-allotments, if any (such shares of Common Stock are referred to herein as the “Shares”).
     The offering and sale of the Shares are being made pursuant to that certain Underwriting Agreement, dated June 22, 2006 (the “Underwriting Agreement”), by and among the Company, Robert W. Baird & Co. Incorporated, Credit Suisse Securities (USA) LLC, Wachovia Capital Markets, LLC and BMO Capital Markets Corp.
     In connection with our representation, we have examined (i) the Registration Statement, including the Prospectus; (ii) the Underwriting Agreement; (iii) the Company’s Restated Articles of Incorporation and By-Laws, as amended to date; (iv) corporate proceedings of the Company relating to the Registration Statement and the authorization of the issuance of the Shares; and (v) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion.

Brady Corporation
June 22, 2006

     On the basis of and subject to the foregoing, we advise you that, in our opinion, the Shares have been duly authorized and, when issued and paid for in accordance with the Underwriting Agreement and in the manner set forth in the Prospectus, will be validly issued, fully paid and nonassessable, subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case.
     The Company’s Secretary, Conrad G. Goodkind, is a Partner of Quarles & Brady LLP. As of May 31, 2006, Mr. Goodkind beneficially owned approximately 42,845 shares of Common Stock.
     We consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the reference to our firm therein. In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP